Exhibit 10.4

ALTRA INDUSTRIAL MOTION CORP.

2014 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made as of «Date_of_Grant» (the “Date of Grant”), by and between Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”).  This Agreement is subject to all of the terms and conditions as set forth herein and in the Company’s 2014 Omnibus Incentive Plan, as amended (the “Plan”), which is incorporated herein by reference. Any capitalized term not herein defined shall have the meaning as set forth in the Plan.

1.Grant of Option.

(a)Grant.  The Company hereby grants to the Participant an Option (the “Option”) to purchase a total of [●] Shares (the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.

(b)Exercise Price.  The per share exercise price of the Option shall be $[●] per Option Share (the “Exercise Price”).

2. Vesting.  The Option shall become vested and exercisable in accordance with the schedule set forth on [Appendix [●]]; provided that the Participant continues to be an employee of the Company or a Subsidiary from the Date of Grant through the applicable vesting dates set forth therein (each, a “Vesting Date”).

3.	Exercise of Option.

(a)Method of Exercise.  The Participant may exercise the vested and exercisable portion of the Option, in whole or in part, by notifying the Company in writing of the whole number of Option Shares to be purchased thereunder and delivering with such notice an amount equal to the aggregate Exercise Price for such number of Option Shares to be purchased, in cash (certified check, wire transfer or bank draft) or in whole Shares already owned by the Participant.  The Participant may also exercise the Option by means of (i) a “net exercise” procedure effected by withholding the applicable number of Option Shares otherwise deliverable in respect of an Option that are needed to pay for the aggregate Exercise Price for such Option Shares and all applicable required withholding taxes or (ii) a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Option Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price for such Option Shares and all applicable required withholding taxes.

(b)Automatic Exercise Upon Expiration Date.  Notwithstanding any other provision of this Agreement, if, as of the close of trading on the last trading day on which all or a portion of

«Last_Name» Stock Option Award Agreement [●]

the outstanding Option may be exercised (such day, the “Last Trading Date”), the then-Fair Market Value of a Share exceeds the Exercise Price by at least $.01 (such expiring portion of the Option that is so in-the-money, the “Auto-Exercise Eligible Option”), the Participant will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised or forfeited) as of the close of trading on the Last Trading Date in accordance with the provisions of this Section 3(b). In the event of an automatic exercise pursuant to this Section 3(b), the Company will reduce the number of Option Shares issued to the Participant upon such exercise in an amount necessary to satisfy (i) the Participant’s Exercise Price obligation for the Auto-Exercise Eligible Option and (ii) all applicable tax withholding requirements, in each case, based on the Fair Market Value of the Option Shares as of the close of trading on the Last Trading Date. The Participant may notify the record-keeper of the Plan in writing in advance that the Participant does not wish for the Auto-Exercise Eligible Option to be exercised. The Committee may, at any time in its discretion, determine not to automatically exercise the Option.

4.  Termination; Change in Control.

(a) General.  Except as otherwise provided in this Section 4, if the Participant ceases to be an employee of the Company or any Subsidiary for any reason, the unvested portion of the Option shall thereupon be forfeited immediately and without any further action by the Company.   If any employment or similar agreement entered into between the Participant, on the one hand, and the Company or a Subsidiary, on the other, provides for treatment of the Option that is more favorable to the Participant than the treatment set forth in this Section 4, the more favorable treatment set forth in such employment or similar agreement shall govern.

(b)Acceleration Events.  Notwithstanding anything contrary in this Agreement, upon the occurrence of any of the following events, the unvested portion of the Option shall become fully vested and exercisable as of the date of such event (subject, in each case except in the case of the Participant’s death, to the Release Condition (as defined below) and the Participant’s compliance with the restrictive covenants provided in Section 9 herein):

(i)the Participant’s death or termination of employment due to Disability;

(ii)in the discretion of the Committee, the termination of the Participant’s employment by the Company without Cause (not within 24 months following a Change in Control); or

(iii)following a Change in Control, if:
(1) the continuing entity fails to assume the Option; or

(2)  the Participant’s employment is terminated by the Company (or its successor) without Cause or the Participant resigns for Good Reason, in each case, within the 24-month period following the Change in Control.

(c)Authorized Retirement.  Notwithstanding anything contrary in this Agreement, upon the Participant’s Authorized Retirement (as defined herein) (subject to the Release Condition and the Participant’s compliance with the restrictive covenants provided in Section 9 herein), the Option shall continue to vest in accordance with the vesting schedule set forth on [Appendix [●]], as if the Participant had remained continuously employed by the Company or a Subsidiary through the applicable Vesting Date.  For purposes of this Agreement, “Authorized Retirement” means the Participant’s voluntary resignation from employment with the Company and its Subsidiaries under circumstances which the Committee, in its sole discretion, determines to constitute “Retirement”. For the avoidance of doubt, the Committee’s determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the Participant will receive “Retirement” treatment.

5.Expiration. Notwithstanding anything to the contrary in this Agreement, in no event shall any portion of the Option be exercisable after the 10th anniversary of the Date of Grant (the “Option Period”). The Option (including the vested portion thereof) is subject to earlier cancellation, termination or expiration of the Option (i) pursuant to Section 10(c) or 10(m) of the Plan; (ii) pursuant to Section 4(b)(iii)(1), 7 or 9 herein; or (iii) immediately upon a termination of the Participant’s employment by the Company for Cause.  In the case of any termination of the Participant’s employment due to the Participant’s voluntary resignation from the Company and its Subsidiaries that does not constitute an Authorized Retirement, or due to an event set forth in Section 4(b)(ii) or 4(b)(iii)(2), the vested portion of the Option shall expire on the earlier of (x) the last day of the Option Period and (y) the 90th day following the date of such termination. In the case of any termination of the Participant’s employment as described in Section 4(b)(i), the vested portion of the Option shall expire on the earlier of (x) the last day of the Option Period and (y) the one-year anniversary of the effective date of such event.  In the case of the Participant’s Authorized Retirement, the vested portion of the Option shall expire on the earliest of (x) the last day of the Option Period, (y) the one-year anniversary of the last Vesting Date and (z) the date of any breach of the restrictive covenants provided in Section 9 herein.

6.Restrictions on Transfer.  Other than by will or under the laws of descent and distribution, the Participant shall not have the right to make or permit to occur any Transfer of all or any portion of the Option, whether vested or unvested, whether outright or as security, with or without consideration, voluntary or involuntary. Any such Transfer not made in accordance with this Agreement shall be deemed null and void. For purposes of this Agreement, “Transfer” means, with respect to any Shares, any direct or indirect, voluntary or involuntary, offer to sell, transfer, sale, assignment, pledge, hypothecation, short sales, loan, grant of an option to purchase or other disposition of any of the Shares, or the entering of any contract or agreement to do any of the foregoing.

7.Effect of Changes in Capitalization.  The Option shall be subject to adjustment in accordance with Section 10(c) of the Plan. In addition, notwithstanding anything in the Plan or this Agreement to the contrary, in connection with any Change in Control, the Committee shall have authority to (i) make provision for a cash payment to the Participant in consideration for the cancellation of all or a portion of the Option, in an amount equal to the excess, if any, of (x) the Fair Market Value of a Share (as of a date specified by the Committee), multiplied by the number of Option Shares subject to the portion of the Option being cancelled, over (y) the aggregate Exercise Price for the Option Shares subject to the portion of the Option being cancelled, or (ii) if the Exercise Price is equal to, or in excess of, the Fair Market Value of a Share (as of a date specified by the Committee), cancel and terminate the Option without any payment or consideration therefor.

8.Tax Withholding.  If the Participant or his or her personal representative elects to satisfy the withholding obligation by executing the withholding election form, the actual number of Option Shares delivered to the Participant upon exercise of the Option shall be reduced by a number of whole Shares, which, when multiplied by the Fair Market Value on the last trading day prior to the date that the Option is exercised, the Company determines is sufficient to satisfy the Participant’s tax obligations in connection with such exercise. The Participant may, instead, choose to deliver to the Company a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax). If the Participant fails to tender either the required certified check or withholding election, the Participant shall be deemed to have elected and executed the withholding election form; provided that, if, at the time that a tax withholding obligation arises in respect of the Option, the Participant has been designated as an “officer” within the meaning of Section 16 of the Exchange Act, unless otherwise elected in writing by the Participant, the Company shall withhold the maximum amount necessary to satisfy the amount of such withholding tax obligations.

9.Non-Compete; Non-Solicitation.

(a) In consideration of the Option granted hereby, the Participant agrees and covenants not to:

(i)Contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Related Entities, as such business may be expanded from time to time, for a period of two years following the Participant’s termination of employment; provided that nothing in this Section 9 shall prohibit the ownership of less than five percent (5%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market;

(ii) Directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Related Entities for two years following the Participant’s termination of employment; or

(iii) Directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former, or prospective customers of the Company or any of its Related Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Related Entities for a period of two years following the Participant’s termination of employment.

(b) If the Participant breaches any of the covenants set forth in Section 9(a) herein:

(i) All unvested and vested Options shall be immediately forfeited; and

(ii)the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c)If the Participant has agreed to a non-compete and/or a non-solicitation provision in any other contract or agreement with the Company, then the Company may choose to enforce any other non-compete and/or non-solicitation provision to which the Participant is bound to the extent such provision provides greater restrictions than those provided in Sections 9(a) and 9(b) herein.

10.  Release Condition.  Except as otherwise determined by the Committee, if any vesting or exercise of the Option is subject to a “Release Condition”, the Participant must sign and deliver to the Company a release of claims, in the form provided by the Company (which, following a Change in Control, shall be based on the Company’s form prior to the Change in Control) (“Release”), as consideration for such vesting or exercise, within 30 days following the applicable event and shall not revoke it within the period specified therein.

11. Fractional Shares.   The Company will not issue fractional Option Shares upon the exercise of an Option. Any fractional Option Shares will be treated in accordance with Section 10(i) of the Plan.

12.General Provisions.

(a)This Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(b)This Agreement and the Plan constitute the entire agreement between the Company and the Participant concerning the subject matter hereof.  There is no representation or statement made by any party on which another party has relied which is not included in this Agreement or the Plan.  Any previous agreement between the Company and the Participant concerning the subject matter hereof is hereby terminated and superseded by this Agreement and the Plan.  This Agreement may not be assigned by the Participant except as required in connection with a permitted transfer thereunder.  Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.  Any attempted transfer of this Agreement not in compliance with the terms hereof shall be null and void.

(c) Neither this Agreement nor any term hereof may be amended, modified, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as, or be construed to be, a subsequent waiver of the same provision or a waiver of any other provision hereof.

(d)Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e) The Participant acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment for such period, for any period, or at all, and shall not interfere with the Company’s right to terminate the Participant’s employment with the Company at any time, for any reason.  The Participant further acknowledges and agrees that this Agreement does not entitle the Participant to be granted any other Award under the Plan or to be treated uniformly with other Participants and employees of the Company.

(f)Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight air courier, or first-class, certified or registered mail, postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by five (5) days’ advance written notice to the other parties hereto.  All notices and communications shall be deemed to have been received unless otherwise set forth herein:  (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives electronic confirmation that such notice was received by the addressee; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

(g)If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or other securities of the Company or a Subsidiary which may be issued in respect of, in exchange for, in substitution of the Shares, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(i)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles or other electronic signatures (including PDFs) shall be deemed an original.

(j)The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

(k)This Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(l)By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan.  The Participant has reviewed the Plan in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of Plan and this Agreement by the Committee.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

ALTRA INDUSTRIAL MOTION CORP.:	PARTICIPANT:

By:
Name: Carl R. Christenson Title: Chief Executive Officer	«First_Name» «Last_Name»

Address:	Address:
Altra Industrial Motion Corp. 300 Granite Street, Suite 201 Braintree, MA 02184 Attention: Carl R. Christenson Fax No.: (781) 843-0615	«Street_Address» «City», «State» «Zip»

[Signature Page for 2014 Omnibus Incentive Plan Nonqualified Stock Option Award Agreement]